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                                                                       EXHIBIT 7
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(Statement by the Company made to Internet customers regarding the Offer)

                                MCI WORLDCOM BID
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          As you are probably aware, the international telecommunications company MCI WorldCom has launched a takeover bid for OzEmail. The offer opened last week and closes on the 9th of February, 1999. MCI WorldCom is seeking to purchase all shares in OzEmail and then delist the company from both the Australian Stock Exchange and the Nasdaq National market in the U.S. The Directors of OzEmail have recommended to shareholders that they accept the offer of US$2.20 per share, subject to there not being a higher bid, and have indicated that their present intention is to accept the bid. During the process of the sale, it is business as usual at OzEmail. MCI WorldCom has indicated in its offer document that if its takeover bid is successful they intend to preserve and grow the existing core Internet service provider business activities of OzEmail and integrate them into the MCI WorldCom Internet-related business.